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Exhibit 10.17

                              EMPLOYMENT AGREEMENT

This Agreement is made by and between Third Wave Technologies, a Delaware Corporation (the "Company" or "TWT"), and John Puisis (the "Executive").

1. Duties and Scope of Employment.

(a) Position; Duties. During the Employment Term (as defined in paragraph 2), the Company will employ Executive as Senior Vice President, Chief Financial Officer of the Company. Executive will serve as an Officer of the Company in such capacity, and will report directly to Lance Fors the Company's Chief Executive Officer (the "CEO").

(b) Obligations. During the Employment Term, Executive will devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however, that Executive may (i) serve on the board of directors or advisors of other for profit companies (subject to the reasonable approval of the CEO) and boards of trade associations or charitable organizations; (ii) engage in charitable activities and community affairs; or
(iii) manage Executive's personal investments and affairs, as long as such activities do not materially interfere with Executive's duties and responsibilities with the Company. Service on the board of directors of PeopleFlow Inc. is hereby approved.

2. Employment Term. The Company hereby agrees to employ Executive and Executive hereby accepts employment, in accordance with the terms and conditions of this Agreement, commencing on Monday, September 24, 2001 (the "Employment Commencement Date"). The period of Executive's employment under this Agreement will be referred to as the "Employment Term." Subject to the Company's obligation to provide severance benefits as may be specified in this Agreement, Executive and the Company acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason, at the option of either the Company or Executive.

3. Cash Compensation. During the Employment Term, the Company will pay Executive the following as cash compensation for services to the Company:

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(a) Base Salary. As of the Employment Commencement Date, Executive's annualized base salary will be $225,000 and will be subject to annual review pursuant to the Company's normal review policy for other similarly situated senior executives of the Company; as in effect from time to time, "Base Salary."

(b) Variable Compensation. Executive will be eligible for incentive compensation commensurate with that of the other senior executive officers of the Company, but in any event will have a target annual bonus of no less than 22.5 percent of Base Salary.

4. Equity Compensation. During the Employment Term, Executive will be eligible to participate in the Company's equity compensation plan, in accordance with the terms of such plan and any applicable grants (except as provided herein), at a level commensurate with Executive's position as determined by the Compensation Committee in good faith to be appropriate based on the Company's equity compensation policy. Executive will receive an initial grant of 275,000 stock options to purchase shares of the Company's common stock pursuant to the Company's long-term incentive plan upon commencement of employment. The price of the stock option grant will be not greater than the Fair Market Value per share on the date of grant and will have a term of ten years. The options shall vest in equal installments over the four-year period commencing with the Employment Commencement Date.

5. Employee Benefits and Fringes. During the Employment Term, Executive will be entitled to participate in all employee welfare and benefit plans and programs and fringes provided by the Company to its senior executives in accordance with the terms of those plans or programs as they may be modified from time to time.

6. Sign-on Bonus. To partially cover Executive for bonuses earned but lost at his present employer, Executive shall receive a sign-on bonus of $1,200,000 payable on October 25, 2001, however should Employment Commencement Date be delayed, then the sign-on bonus shall be paid within 30 days of commencement of Executive's employment. In addition, the Company will pay all taxes due on such bonus payment (including taxes due on such and successive tax payments) so that the net after tax payment to Executive equals $1,200,000. Company will pay these tax obligations in the form of a tax payment to the IRS or Executive on or before January 15, 2002 for taxes due including gross ups. The

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amount of taxes due and related gross ups is expected to be approximately
$900,000. Executive agrees to cooperate with Company in computing and submitting the tax.

7. Business Expenses. Upon submission of appropriate documentation, the Company will pay or reimburse Executive in accordance with its policies in effect from time to time, for all reasonable business expenses that Executive incurs in performing Executive's duties under and during the term of this Agreement, including, but not limited to, travel, professional dues and subscriptions.

8. Relocation. The company will reimburse Executive for all customary and reasonable costs (e.g., sales agents commissions, moving costs, legal fees) related to his relocation to Madison. The Executive will have the flexibility to commute to Madison, Wisconsin from, and work on occasion at, Executive's current home located in Northbrook, Illinois as long as Executive's duties performed to the reasonable standards set by the Company's Chief Executive Officer. The Company will also provide for temporary housing (if needed). To the extent not tax deductible by Executive, such amounts shall be fully grossed up for taxes. (Relocation and temporary housing expense reimbursement shall)not, prior to gross up, exceed $60,000 in total.

9. Termination of Employment.

(a) Death or Disability. Executive's employment will terminate automatically upon Executive's death. The Company may terminate Executive's employment for Disability, while Executive is disabled, in the event Executive has been unable, due to physical or mental incapacity, to perform Executive's material duties under this Agreement for six consecutive months (or such longer period that may be required by applicable law). In the event Executive's employment terminates as a result of death or Disability, then:

(i) All vested and exercisable stock options may be exercised after Executive's termination of employment in accordance with the terms and conditions of the Stock Option Plan and applicable option grant documentation;

(ii) Except as otherwise provided herein or in any grant or program, Executive will forfeit Executive's right to receive any salary, incentive compensation, equity compensation, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however, Executive will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination, including but not limited to any earned bonus for any completed fiscal year (the "Prior Year Bonus"), and a Pro Rata Bonus, as defined in (c)(iii) below, for the year of his termination;

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(iii) Executive will receive any other amounts earned, accrued or owing to
Executive under the plans and programs of the Company.

(iv) Executive agrees to cooperate with and assist Company in obtaining and renewing a death and or disability insurance policy on the Executive naming the Company as the sole beneficiary.

(b) Involuntary Termination for Cause or Voluntary Termination Other Than for Good Reason. If Executive is involuntarily terminated by the Company for Cause or Executive voluntarily terminates his employment other than for Good Reason, then:

(i) All unvested or unexercisable equity compensation will be cancelled upon Executive's termination of employment;

(ii) Executive will forfeit Executive's right to receive any salary, incentive compensation, equity compensation, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however, Executive will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination; and

(iii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(iv) Should Executive be involuntarily terminated by the Company for Cause or Executive voluntarily terminates his employment other than for Good Reason within the first twelve (12) months measured from the Commencement Date, Executive shall repay the Company $1,400,000 of the sign-on bonus. Should such termination take place within the period which is between twelve (12) to twenty-four (24) months following the Commencement Date, Executive shall repay to the Company $700,000 of the sign-on bonus.

(c) Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason. If Executive is involuntarily terminated by the Company other than for Cause or Executive voluntarily terminates his employment for Good Reason within six months after learning of the event constituting Good Reason; then, as liquidated damages and in lieu of any other damages or compensation under this Agreement or otherwise, Executive will receive the payments or other benefits described in this paragraph; provided (A) Executive does not enter into Competition (as defined below) with the Company

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for a period of one year following the termination of Executive's employment and
(b) Executive executes, and does not revoke, a written waiver and release, comprised of standard and customary terms which terms and final form of agreement shall be negotiated and agreed to by Executive and Company within ten calendar days after execution of this Agreement.

(i) Executive will receive a lump sum severance payment, payable within 60 days after termination of Executive's employment, equal to one-year base salary.

(ii) Executive will be entitled to exercise, in accordance with their terms, any remaining vested stock options that had been granted prior to Executive's termination. Consistent with the terms of the Company's 2000 Stock Plan, such exercise must be completed within three months of the date of termination.

(iii) Executive will receive a pro-rated portion of his target annual incentive compensation award in or around March of the year following Executive's termination based on the number of months (rounded to the next highest number for a partial month) of the year elapsed prior to Executive's termination (the "Pro Rata Bonus");

(iv) Executive and Executive's dependents will continue to receive (with the same level of coverage) for one year all medical, dental, hospitalization, accident, disability, life insurance and any other benefit plans of the Company on the same terms as in effect immediately prior to Executive's termination unless changed for senior executives generally; provided, however, that such benefits will be offset to the extent that Executive or Executive's dependents receive comparable benefits from another Employer of Executive (in such event, Executive agrees to provide reasonable notice of the receipt of benefits from another source); and, provided that in the event adverse tax consequences may result if medical benefits are provided to Executive directly, the Company will pay Executive the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis; and

(v) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company, including the Prior Year Bonus, if not previously paid.

(vi) Executive will not be required to pay back to the Company the sign-on bonus or any portion thereof.

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10. Cause; Good Reason.

(a) For purposes of this Agreement, "Cause" means:

Any continual and willful refusal by the Executive to perform the Executive's essential duties under this Agreement which continues for more than (10) business days after written notice from the Company;

(i) Any intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder, or any prior employment, or the Executive's direct admission or conviction of a felony; or any crime involving gross depravity, fraud, embezzlement, theft or misrepresentation;

(iii) Any gross negligence or willful misconduct of the Executive with regard to the Company resulting in a material economic loss to the Company or its subsidiaries (no action or inaction shall be deemed willful or grossly negligent if Executive exercised his best professional judgement, in keeping with reasonable professional standards of a chief financial officer, or if taken with the advice of Company counsel);

(iv) Any material breach by the Executive of any one or more of the covenants contained in Section 12 or 13 hereof resulting in a material economic loss to the Company or its subsidiaries;

(v) Any willful and material violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss to the Company or its subsidiaries (no action or inaction shall be deemed willful if Executive was exercising his best professional judgement, in keeping with reasonable professional standards of a chief financial officer, or if taken with the advice of Company counsel);

The exercise of the right of the Company to terminate this Agreement pursuant to this Section 10 shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination. Any termination by the Company for Cause shall only be permitted if taken within 18 months of the CEO becoming aware of the Cause event.

(b) For purposes of this Agreement, "Good Reason" means:

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(i) Executive's rate of annual Base Salary or the target amount of Executive's annual cash incentive bonus is reduced; in a manner that is not applied proportionately to all other senior executive officers of the Company, including the Chief Executive Officer; provided that any such reduction shall not exceed 30 percent or twelve months in duration.

(ii) The Company fails to retain Executive as its Chief Financial Officer of the Company, reporting directly to the CEO;

(iii) A successor to the Company fails to assume this Agreement, in writing, delivered to the Executive;

(iv) Any sustained material diminution in Executive's duties, authority or responsibilities or any assignment to Executive of duties inconsistent with his position;

(v) Relocation of the Executive from the Company's executive offices or relocation of the Company's executive offices by more than one hundred (100) miles from its current location;

(vi) Any material breach by the Company of its obligations hereunder that are not cured within 30 days of written notice thereof;

(vii) If within eighteen (18) months from the Commencement Date, Lance Fors voluntarily ceases to be the CEO or Chairman of the Company's Board of Directors;

(viii) A resignation by Executive following the occurrence of a Change in Control (as defined in the the Indemnification Agreement attached hereto as Exhibit A), but not earlier than six months after the occurrence of the Change in Control. If the Executive is terminated without Cause during such six month period, the benefits of Section 9 (c) shall apply. Notwithstanding anything to the contrary herein, during such six month period, Executive shall be entitled to resign for Good Reason under the other provisions of this Section 10 (b).

11. Directorships, Other Offices. In the event of termination of employment, Executive will immediately, unless otherwise requested by the Company's Board of Directors, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its Affiliates.

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12. Confidentiality. Executive recognizes and acknowledges that by reason of
Executive's employment by and service to the Company, Executive will have access to proprietary or confidential information, technical data, trade secrets or know-how relating to the Company, which may include, but is not limited to, market and product research and plans, markets, products, services, customer lists and customers, advertising, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing and sales techniques, strategies and programs, distribution methods and systems, sales and profit figures, pricing and discount plans, financial and other business information (hereafter, "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that Executive will not, either during employment or after the termination of employment, disclose any such Confidential Information to any person for any reason whatsoever (except as Executive's duties as an employee of the Company may require as determined in Executive's good faith judgment) without the prior written authorization of the CEO, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding, in which case Executive will promptly inform the Company in writing of such required disclosure, but in any event at least ten business days prior to the disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment will remain the property of the Company. Unless expressly authorized in writing by the CEO, Executive will not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession.

For the purposes of this paragraph, the term "Company" will be deemed to include the Company and its Affiliates. For purposes of this Agreement, "Affiliate" will mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. Confidential Information shall not include
(a) information that enters the public domain by other than Executive's wrongful disclosure, (b) information possessed by Executive prior to the date of this Agreement and (c) Executive's general knowledge and skill.

13. Non-Compete; Non-Solicit.

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(a) The amounts paid by the Company under this Agreement are partially in consideration of Executive's undertakings under this paragraph as well as under paragraph 12 above. Executive agrees that during the term of Executive's employment with the Company and for a period of one year after Executive's termination of employment for any reason, Executive will not, except with the prior written consent of the CEO, directly or indirectly, engage in Competition. For purposes of this Agreement, Competition means that Executive engages in substantially the same work as he had been engaged in while employed by the Company with another genomics and/or molecular diagnostics company.

(b) The foregoing restrictions will not be construed to prohibit Executive's ownership of less than five percent of any class of securities of any corporation which is engaged in any business having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or of an interest in a mutual fund, private equity fund or other pooled account, provided that such ownership represents a passive investment and that Executive, either directly or indirectly, manages or exercises control of any such corporation, guarantee any of its financial obligations, otherwise take any part in its business, other than exercising Executive's rights as a shareholder, or seek to do any of the foregoing.

(c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of one year thereafter, Executive will not, except with the prior written consent of the CEO, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is an employee of the Company for any position as an employee, independent contractor, consultant or otherwise, provided that the foregoing shall not prevent Executive from serving as a reference.

(d) For the purposes of this paragraph 13, the term "Company" will be deemed to include the Company and its Affiliates.

(e) The provisions of this Section 13 regarding the restrictions on Executive shall be conditioned on Company making the payments to Executive as contemplated by Section 9 (c), above.

14. Remedies; Injunction.

(a) Executive acknowledges and agrees that the restrictions contained in paragraphs 12 and 13 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those paragraphs. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult legal counsel with respect to this Agreement, and (ii) that Executive

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has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with counsel.

(b) Executive further acknowledges and agrees that a breach of any of the restrictions in paragraphs 12 and 13 cannot be adequately compensated by monetary damages. Executive agrees that the Company will be entitled to a return of all non-salary and bonus cash consideration set forth in this Agreement as being conditioned on the covenants contained in paragraph 13 and that all remaining stock options will be forfeited if Executive breaches the provisions of that paragraph and that, in any event, the Company will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of paragraphs 12 or 13, which rights will be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraphs 12 or 13 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision will be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment will apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of paragraphs 12 or 13, including without limitation, any action commenced by the Company for the preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Western District of Wisconsin, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Wisconsin, (ii) consents to the objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court, (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

(d) For the purposes of this paragraph 14, the term "Company" will be deemed to include the Company and its Affiliates.

15. Intellectual Property. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive's employment with the Company will be and remain the absolute

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property of the Company, and Executive at Company expense shall assist the
Company in perfecting and defending its rights to such intellectual property

16. Indemnification. To the fullest extent permitted by applicable law, the Company will, during and after termination of employment, indemnify Executive (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim or investigation to which Executive is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or a fiduciary of any of their benefit plans. The Company shall also enter into an agreement of indemnification with the Executive in the form annexed hereto as Exhibit A. In addition both during and after termination of employment, Executive will be covered under any directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

17. Arbitration. Unless other arrangements are agreed to by Executive and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the Employment Dispute Arbitration Rules of the American Arbitration Association. Costs of the arbitration, including (but not by way of limitation) reasonable attorney's fees of both parties, will be borne by the party which does not prevail in the proceedings. In the event that each party prevails as to certain aspects of the proceedings, the arbitrator(s) or the court will determine an appropriate allocation of costs between the parties. In no event, however, shall Executive be obligated for the Company's attorney's fees unless his position is found to be frivolous or taken in bad faith.

18. Gross-Up Payment. The Executive shall have the benefit of Exhibit B.

19. No Set-off, No Mitigation Required. Except as otherwise provided in Section 14 hereof, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event will Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not

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be reduced (except as otherwise specifically provided herein) whether or not
Executive obtain other employment.

20. Payment of Legal Fees. The Company will pay Executive's reasonable legal and financial consulting fees and costs associated with entering into this Agreement up to a maximum of $6,000.

21. Governing Law. This Agreement shall be governed and construed by the laws of the State of Wisconsin without regard to conflict of law provisions.

22. Assignments; Transfers; Effect of Merger.

(a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

(b) This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder in a writing promptly delivered to the Executive.

(d) This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, designees and legatees. None of Executive's rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive's death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to

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such person or persons appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive's estate.

23. Modification. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Executive and a duly authorized Company officer. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

24. Representations. The Executive represents and warrants to the Company that
(a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

25. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

Executive                               Third Wave. Technologies, Inc-

/s/ John Puisis                         /s/ Lance Fors
-----------------------------           -------------------------
By: John Puisis                         By: Lance Fors

                                        Title: Chief Executive Officer
Date: 9-19-01                           Date:  9-19-01

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                                   EXHIBIT B

                               Parachute Gross-Up

      (a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person (whose actions result in a change of ownership or effective control covered by
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and if such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax (including interest and penalties, if any) on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), shall be equal to the Company Payments. For the avoidance of doubt, it is understood that the foregoing formula contemplates a Gross-Up Payment on the original and all successive Gross-Up Payments.

      (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

      (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income


                                                                              15
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taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or the states and localities in which the payments are subject to tax, if different) for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

      In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

      (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Employee to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Employee shall control any other issues. In the event the issues are interrelated, the Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of the Company to accompany the Employee, and the Employee and the Executive's representative shall cooperate with the Company and its representative. Any determination by the accountant shall not be binding in the face of any inconsistent determination by a taxing authority.

      (f) The Company shall be responsible for all charges of the Accountant.

      (g) The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

                                 EXHIBIT 10.17
                       AMENDMENT TO EMPLOYMENT AGREEMENT

      The purpose of this Amendment ("Amendment") to the Employment Agreement by and between John Puisis (the "Executive") and Third Wave Technologies, Inc. ("TWT") dated September 24, 2001 ("Employment Agreement") is to document the Compensation Committee of TWT's Board of Directors ("Compensation Committee") approved modifications to the Employment Agreement as it concerns Executive's Stock Option Grant Agreement terms.

                                 DRAFT RECITALS

A. TWT's Compensation Committee has met and agreed to amend Executive's Employment Agreement and Stock Option Grant Agreements dated September 24, 2001; June 12, 2002; and January 1, 2003 (hereinafter referred to as the "Option Grant Agreements") to extend the exercise period for stock options beyond the date of termination of Executive should Executive be terminated without Cause; and

B. The TWT Compensation Committee has also agreed to amend the Employment Agreement and Option Grant Agreements to provide for accelerated vesting of all options in the event of termination of Executive's employment without Cause, resignation for Good Reason or in the event which TWT's current CEO is terminated, resigns or in any way fails to continue as CEO and the CEO position is not offered to Executive; and

C. TWT and Executive wish to modify certain terms of the Employment Agreement to confirm the actions of the TWT Compensation Committee identified above.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the following amendments of the Employment Agreement are hereby agreed to, effective July 17, 2003.

1. Paragraph 9(c)(ii) shall be deleted in its entirety and replaced with the following:

      "(ii) In the event Executive is terminated without Cause or should the Executive resign employment for Good Reason or in the event Lance Fors is no longer the CEO of TWT and the CEO position is not offered to Executive and further conditioned upon Executive's resignation not becoming effective until the six-month anniversary date of the announcement of the Fors termination (the "CEO Turnover Event") the vesting of stock options issued in the Stock Option Agreements (700,000 options in total) shall be accelerated and shall be considered fully vested upon such termination without Cause, resignation for Good Reason, or the CEO Turnover Event. Executive will be entitled to exercise, in the event of termination of the Executive without Cause, resignation for Good Reason, or the CEO Turnover Event, any remaining vested stock options granted prior to Executive's termination. In the event of termination without Cause, resignation for Good Reason or the CEO Turnover Event, the exercise period for those vested stock options shall not be limited to three
            (3) months but shall be extended throughout the option term/expiration date as identified in the Option Grant Agreements."

2. All other terms and conditions of the Employment Agreement shall remain unchanged and are hereby ratified and confirmed.

3. The Compensation Committee authorizes TWT management to make all necessary amendments to Option Grant Agreements previously issued to Executive in order to be consistent with this Amendment.

4. Should any terms and conditions of any other agreements between Executive, TWT and/or the Compensation Committee conflict with the terms of this Amendment, the terms and conditions of this Amendment shall control.

THIRD WAVE TECHNOLOGIES, INC.


/s/ Lance Fors                                       /s/ John Neis
-------------------------                            ---------------------------
Lance Fors                                           John Neis
Chairman and Chief Executive Officer                 Chairman, Third Wave Technologies, Inc.
                                                     Compensation Committee of the Board of Directors

/s/ John Puisis
-------------------------
John Puisis